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                                                                   EXHIBIT 99.1


                                             FOR IMMEDIATE RELEASE
                                             January 8, 1996


For further information, contact:
John T. Paprocki and James S. Dahlke
414-359-3000



MEDALIST ANNOUNCES MERGER


The Medalist Industries, Inc. Board of Directors today approved merger plans with Illinois Tool Works, Inc. The stock for stock transaction is subject to certain conditions and shareholder approval.

Under the merger agreement, each share of Medalist Industries common stock will be valued at $14.50 per share and will be converted into the equivalent value of ITW common stock based on the ten day average closing price of ITW common stock preceding the merger. Additionally, ITW has indicated that it intends to redeem outstanding debentures soon after the merger. The Board of Directors has determined that the merger is fair and in the best interest of Medalist shareholders and has recommended that the shareholders approve the merger at a special shareholders meeting, which is expected to be held in late March 1996.

ITW is a multi-national manufacturer of highly engineered components and industrial systems. The company has approximately 290 operations in 34 countries with 21,000 employees.

Medalist Industries, Inc. designs, manufactures and distributes industrial fasteners and related hardware, and also provides quality assured, just-in-time inventory management systems to other manufacturers. Medalist shares trade over-the-counter on the NASDAQ National Market System under the symbol MDIN.


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